Exhibit 99.6(f)(3)

Form of

Third Amendment to

Investment Advisory Agreement for Subadviser

Third Amendment dated [ ] to the Investment Advisory Agreement for Subadviser dated February 1, 2021 and amended to date (the “Agreement”) made by and among Global Atlantic Investment Advisors, LLC, a Delaware limited liability company (the “Investment Adviser”), Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, Global Atlantic Wellington Research Managed Risk Portfolio (the “Fund”), and Wellington Management Company LLP (the “Subadviser”). Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

In accordance with Section 13 of the Agreement, effective [ ], the parties hereby amend the Agreement as follows:

1. Section 3 of the Agreement is deleted and replaced in its entirety with the following:

Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund. The annual subadvisory fee is expressed as a percent of the average daily net assets of the portion of the Fund with respect to which the Subadviser provides investment advice and investment management services as follows:

[Insert Fee Schedule]

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Subadviser’s fee shall be payable solely by the Investment Adviser. The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date above.

Forethought Variable Insurance Trust

By its authorized officer,

By:

Name:	Deborah Schunder

Title:	President

Global Atlantic Investment Advisors, LLC

By its authorized officer,

By:

Name:	Cameron Jeffreys

Title:	President

Wellington Management Company LLP

By its authorized officer,

By:

Name:

Title: